Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2007 NET
INCOME OF $4.2 BILLION; EARNINGS PER SHARE OF $1.20
UP BY 21% FROM THE PRIOR YEAR
•	Investment Bank generates strong earnings, reflecting record investment banking fees driven by record advisory and equity underwriting fees; posts strong market-related revenue

•	Asset Management and Treasury & Securities Services produce record earnings on record revenue; Private Equity posts very strong results

New York, July 18, 2007 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2007 second-quarter net income of $4.2 billion compared with net income of $3.5 billion for the second quarter of 2006. Earnings per share of $1.20 were up 21% compared with $0.99 per share in the second quarter of 2006.
Commenting on the quarter, Jamie Dimon, Chairman and Chief Executive Officer, said, “We are pleased with our strong financial results driven by continued investment in all of our businesses and organic growth. Our strong earnings benefited from solid performance in the Investment Bank, record results in Asset Management and Treasury & Securities Services, and very strong results in Private Equity. In addition, during the quarter we strengthened our reserve for the home equity lending portfolio. Although we remain at a relatively benign point of the credit cycle, we continue to focus on being prepared for a less favorable environment. Given the diversity of our business mix, improving operating margins across our businesses and the strength of our balance sheet, the firm is well-positioned for the future.”

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
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In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The following discussion compares the second quarter of 2007 with the second quarter of 2006 unless otherwise noted.
INVESTMENT BANK (IB)

Results For IB				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$5,798	$6,254	$4,329	($456)	(7)%	$1,469	34%
Provision for Credit Losses	164	63	(62)	101	160	226	NM
Noninterest Expense	3,854	3,831	3,091	23	1	763	25
Net Income	$1,179	$1,540	$839	($361)	(23)%	$340	41%

Discussion of Results:
Net income was $1.2 billion, up by $340 million, or 41%, compared with the prior year. The increase reflected strong revenue growth, primarily offset by an increase in noninterest expense, primarily driven by performance-based compensation, as well as an increase in the provision for credit losses.
Net revenue was $5.8 billion, up by $1.5 billion, or 34%, from the prior year, driven by record investment banking fees and strong markets results. Investment banking fees of $1.9 billion were up 39% from the prior year, driven by record advisory fees, strong debt underwriting fees and record equity underwriting fees. Debt underwriting fees of $831 million were up 27%, driven by record loan syndication fees. Advisory fees of $560 million were up 59%, benefiting from strong performance across all regions. Equity underwriting fees of $509 million were up 40%, reflecting strong performance in Asia and Europe. Fixed Income Markets revenue increased 15% from the prior year, to $2.4 billion, driven by strong results across most products, partially offset by weaker commodities performance versus a strong prior-year quarter. Equity Markets revenue of $1.2 billion more than doubled from the prior year, benefiting from strong global derivatives and cash equities trading performance. Credit Portfolio revenue of $204 million was down 18% due largely to lower gains from loan sales and workouts.
Provision for credit losses was $164 million compared with a benefit of $62 million in the prior year. The increase in the allowance for credit losses reflects portfolio activity. Allowance for loan losses to average loans was 1.76% for the current quarter, which was flat compared with the prior year; nonperforming assets were $119 million, down 77% from the prior year and down 7% from the prior quarter.

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Noninterest expense was $3.9 billion, up by $763 million, or 25%, from the prior year. This increase was due primarily to higher performance-based compensation expense.
Highlights Include:
▪
Ranked #1 in Global Equity and Equity-Related; #1 in Global Syndicated Loans; #4 in Global Announced M&A; #2 in Global Debt, Equity and Equity-Related; and #2 in Global Long-Term Debt based upon volume, according to Thomson Financial for year-to-date June 30, 2007.

▪	Total average loans of $73.9 billion were down 6% from the prior year and up 2% from the prior quarter.
¡	Average loans retained of $60.3 billion were up 2% from the prior year and up 1% from the prior quarter.
¡
Average loans held-for-sale of $13.5 billion were down 32% from the prior year, primarily due to the SFAS 159 (“Fair Value Option”) reclassification of loans from loans held-for-sale to trading assets, and up 6% from the prior quarter.

▪	Return on equity was 23% on $21.0 billion of allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,357	$4,106	$3,779	$251	6%	$578	15%
Provision for Credit Losses	587	292	100	295	101	487	487
Noninterest Expense	2,484	2,407	2,259	77	3	225	10
Net Income	$785	$859	$868	($74)	(9)%	($83)	(10)%

Discussion of Results:
Net income of $785 million was down by $83 million, or 10%, from the prior year, as declines in Regional Banking and Auto Finance were offset partially by improved results in Mortgage Banking.
Net revenue of $4.4 billion was up by $578 million, or 15%, from the prior year. Net interest income of $2.7 billion was up by $107 million, or 4%, due to The Bank of New York transaction and higher deposit balances. These benefits were offset partially by the sale of the insurance business and a continued shift to narrower-spread deposit products. Noninterest revenue of $1.7 billion was up by $471 million, or 39%, benefiting from increased mortgage loan originations; increases in deposit-related fees; increased mortgage loan servicing revenue; and The Bank of New York transaction. Noninterest revenue also benefited from the classification of certain mortgage loan origination costs as expense (loan origination costs previously netted against revenue are currently recorded as expense) due to the adoption of SFAS 159 (“Fair Value Option”) in the first quarter of 2007. These benefits were offset partially by the sale of the insurance business.
The provision for credit losses was $587 million compared with $100 million in the prior year. The increase in provision reflects weak housing prices in select geographic areas and the resulting increase in estimated losses for high loan-to-value home equity loans, especially those originated through the wholesale channel. Home equity underwriting standards were further tightened during the quarter, and pricing actions were implemented to reflect elevated risks in this segment. The current-quarter provision includes an increase in the allowance for loan

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losses related to home equity loans of $329 million. Home equity net charge-offs were $98 million (0.44% net charge-off rate) in the current quarter compared with net charge-offs of $30 million (0.16% net charge-off rate) in the prior year.
Noninterest expense of $2.5 billion was up by $225 million, or 10%, due to The Bank of New York transaction, the classification of certain loan origination costs as expense due to the adoption of SFAS 159, an increase in loan originations in Mortgage Banking, and investments in retail distribution. These increases were offset partially by the sale of the insurance business.
Regional Banking net income of $629 million was down by $135 million, or 18%, from the prior year. Net revenue of $3.3 billion was up by $210 million, or 7%, benefiting from The Bank of New York transaction, increases in deposit-related fees and growth in deposits. These benefits were offset partially by the sale of the insurance business and a continued shift to narrower-spread deposit products. The provision for credit losses was $494 million compared with $70 million in the prior year. The increase was largely related to the home equity portfolio, as the allowance for loan losses related to this portfolio was increased by $329 million. Home equity net charge-offs increased to $98 million in the current quarter from $30 million in the prior year (see Retail Financial Services discussion of provision for credit losses for further detail). Noninterest expense of $1.7 billion was flat, as increases due to The Bank of New York transaction and investments in retail distribution were offset by the sale of the insurance business.
    Highlights Include:
▪
Checking accounts of 10.4 million were up by 1.3 million, or 14%, from the prior year (including approximately 615,000 accounts acquired from The Bank of New York on October 1, 2006), and up by 198,000, or 2%, from the prior quarter.

▪
Average total deposits increased to $207.3 billion, up by $19.5 billion, or 10%, from the prior year (including approximately $11.5 billion of deposits acquired from The Bank of New York on October 1, 2006), and flat compared with the prior quarter.

▪	Average home equity loans of $89.2 billion were up from $76.2 billion in the prior year.
▪	Business Banking loan originations of $1.8 billion were up 23% from the prior year and 5% from the prior quarter.
▪	Number of branches increased to 3,089, up by 429 from the prior year (including 339 acquired from The Bank of New York), and up by 18 from the prior quarter.
▪	Branch sales of credit cards decreased 7% from the prior-year level.
▪	Branch sales of investment products increased 39% from the prior year and 7% from the prior quarter.
▪	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 50% from 53% in the prior year.

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Mortgage Banking net income was $71 million compared with a net loss of $7 million in the prior year. Net revenue of $633 million was up by $315 million from the prior year. Revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $463 million, up by $261 million, reflecting an increase in mortgage loan originations and the classification of certain loan origination costs as expense (loan origination costs previously netted against revenue are currently recorded as expense) due to the adoption of SFAS 159. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $170 million compared with $116 million in the prior year. Loan servicing revenue of $615 million increased by $52 million on a 15% increase in third-party loans serviced. MSR risk management revenue of negative $62 million declined by $7 million from the prior year. Other changes in fair value of the MSR asset, representing run-off of the asset against the realization of servicing cash flows, were negative $383 million. Noninterest expense was $516 million, up by $187 million, or 57%, reflecting the classification of certain loan origination costs due to the adoption of SFAS 159, and higher compensation expense, reflecting higher loan originations and a greater number of loan officers.
    Highlights Include:
▪	Mortgage loan originations of $44.1 billion were up 41% from the prior year and 22% from the prior quarter.
▪	Total third-party mortgage loans serviced were $572.4 billion, an increase of $75.0 billion, or 15%, from the prior year.
Auto Finance net income of $85 million was down by $26 million, or 23%, compared with the prior year. Net revenue of $450 million was up by $52 million, or 13%, reflecting higher automobile operating lease revenue and wider loan spreads. The provision for credit losses was $92 million, an increase of $62 million, reflecting an increase in estimated losses from low prior-year levels. Noninterest expense of $219 million increased by $35 million, or 19%, driven by increased depreciation expense on owned automobiles subject to operating leases.
    Highlights Include:
▪	Auto loan originations of $5.3 billion were up 18% from the prior year and up 2% from the prior quarter.
▪	Average loan receivables of $40.1 billion were flat compared with the prior year and were up 2% from the prior quarter.
▪	The net charge-off ratio increased to 0.61% from 0.43% in the prior year.

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CARD SERVICES (CS)

Results for CS				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,717	$3,680	$3,664	$37	1%	$53	1%
Provision for Credit Losses	1,331	1,229	1,031	102	8	300	29
Noninterest Expense	1,188	1,241	1,249	(53)	(4)	(61)	(5)
Net Income	$759	$765	$875	($6)	(1)%	($116)	(13)%

Discussion of Results:
Net income of $759 million was down by $116 million, or 13%, from the prior year. Prior-year results benefited from significantly lower net charge-offs following the change in bankruptcy legislation in the fourth quarter of 2005.
End-of-period managed loans of $148.0 billion increased by $8.7 billion, or 6%, from the prior year and increased by $1.4 billion, or 1%, from the prior quarter. Average managed loans of $147.4 billion increased by $10.2 billion, or 7%, from the prior year and decreased by $2.0 billion, or 1%, from the prior quarter, reflecting normal seasonal patterning.
Net managed revenue of $3.7 billion was up by $53 million, or 1%, from the prior year. Net interest income of $3.0 billion was flat compared with the prior year. Net interest income was negatively affected by the discontinuation of certain billing practices (including the elimination of certain over-limit fees and the two-cycle billing method for calculating finance charges); higher charge-offs, which resulted in increased revenue reversals; and increased cost of funds on growth in introductory and transactor balances. These decreases in net interest income were offset by increased average loans and higher fees. Compared with the prior quarter, net interest income was down by $34 million, or 1%, primarily due to the discontinuation of certain billing practices and seasonally lower average loan balances. These decreases were offset primarily by lower revenue reversals and higher fees. Noninterest revenue of $762 million was up by $60 million, or 9%, from the prior year. The increase reflects a higher level of fee-based revenue and increased interchange income, benefiting from 4% higher charge volume, primarily offset by higher volume-driven payments to partners and increased rewards expense (both of which are netted against interchange income). Charge volume reflects an approximate 10% growth rate in sales volume offset partially by a lower level of balance transfers, reflecting a more targeted marketing effort.
The managed provision for credit losses was $1.3 billion, up by $300 million, or 29%, from the prior year. The prior year benefited from lower net charge-offs, following the change in bankruptcy legislation in the fourth quarter of 2005, and the release of $90 million of provision related to Hurricane Katrina. Compared with the prior quarter, the managed provision for credit losses was up by $102 million, or 8%, reflecting the absence of a prior-quarter reduction in the allowance for credit losses of $85 million. Credit quality remained stable with a managed net charge-off rate for the quarter of 3.62%, up from 3.28% in the prior year and 3.57% in the prior quarter. The 30-day managed delinquency rate was 3.00%, down from 3.14% in the prior year and 3.07% in the prior quarter.
Noninterest expense of $1.2 billion was down by $61 million, or 5%, compared with the prior year, primarily due to lower marketing expense and lower fraud-related expense, partially offset by higher volume-related expense.

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Highlights Include:
▪	Return on equity was 22%, down from 25% in the prior year and flat compared with the prior quarter.
▪	Pretax income to average managed loans (ROO) was 3.26%, down from 4.05% in the prior year and 3.28% in the prior quarter.
▪	Net interest income as a percentage of average managed loans was 8.04%, down from 8.66% in the prior year and 8.11% in the prior quarter.
▪	Net accounts opened during the quarter were 3.7 million.
▪	Charge volume of $88.0 billion increased by $3.6 billion, or 4%, from the prior year.
▪	Merchant processing volume of $179.7 billion increased by $13.4 billion, or 8%, and total transactions of 4.8 billion increased by 335 million, or 7%, from the prior year.
▪
The ShopRite Rite-Rewards MasterCard®, ShopRite Private Label Credit Card and PriceRite Private Label Credit Card were launched in conjunction with Wakefern Food Corporation. Several partner relationships were renewed including Southwest Airlines and the United States Postal Service Employee Affinity Card Program.

COMMERCIAL BANKING (CB)

Results for CB				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,007	$1,003	$949	$4	—%	$58	6)
Provision for Credit Losses	45	17	(12)	28	165	57	NM
Noninterest Expense	496	485	496	11	2	—	—
Net Income	$284	$304	$283	($20)	(7)%	$1	—%

Discussion of Results:
Net income of $284 million was flat compared with the prior year, as an increase in net revenue was offset by higher provision for credit losses.
Net revenue was $1.0 billion, up by $58 million, or 6%, from the prior year. Net interest income of $695 million was up by $20 million, or 3%, from the prior year. The increase was driven by double-digit growth in liability balances and loans, which reflected organic growth and The Bank of New York transaction, largely offset by the continued shift to narrower—spread liability products and spread compression in the liability and loan portfolios. Noninterest revenue of $312 million was up by $38 million, or 14%, from the prior year, primarily due to higher investment banking revenue and increased deposit-related fees.
On a segment basis, Middle Market Banking revenue of $653 million increased by $19 million, or 3%, from the prior year, due to The Bank of New York transaction and growth in investment banking revenue. Mid-Corporate Banking revenue of $197 million increased by $36 million, or 22%, reflecting higher lending, investment banking and treasury services revenue. Real Estate Banking revenue of $109 million decreased by $5 million, or 4%.
Provision for credit losses was $45 million compared with a benefit of $12 million in the prior year. The increase in the allowance for credit losses reflects portfolio activity. The allowance for loan losses to average loans was 2.63% in the current quarter compared with 2.68% in both the prior year and the prior quarter; nonperforming loans of $135 million decreased by $90

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million, or 40%, from the prior year, and decreased by $6 million, or 4%, from the prior quarter.
Noninterest expense of $496 million was flat compared with the prior year.
Highlights Include:
▪	Overhead ratio was 49%, down from 52% in the prior year.
▪	Gross investment banking revenue (which is shared with the Investment Bank) was $236 million, up by $50 million, or 27%, from the prior year and up by $5 million, or 2%, from the prior quarter.
▪	Average loan balances of $59.8 billion were up by $7.4 billion, or 14%, from the prior year and up by $2.2 billion, or 4%, from the prior quarter.
▪	Average liability balances of $84.2 billion were up by $11.6 billion, or 16%, from the prior year and up by $2.4 billion, or 3%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,741	$1,526	$1,588	$215	14%	$153	10%
Provision for Credit Losses	—	6	4	(6)	NM	(4)	NM
Noninterest Expense	1,149	1,075	1,050	74	7	99	9
Net Income	$352	$263	$316	$89	34%	$36	11%

Discussion of Results:
Net income was a record $352 million, up by $36 million, or 11%, from the prior year. The increase was driven by record revenue partially offset by higher compensation expense. Net income was up by $89 million, or 34%, from the prior quarter, primarily due to increased revenue from seasonally strong activity in securities lending and depositary receipts.
Net revenue was a record $1.7 billion, up by $153 million, or 10%, from the prior year. Worldwide Securities Services net revenue of $1.0 billion was up by $135 million, or 15%, driven by increased product usage by new and existing clients, market appreciation, and seasonally strong activity in securities lending and depositary receipts. These benefits were offset partially by lower foreign exchange revenue, as a result of narrower-market spreads. Treasury Services net revenue of $720 million was up by $18 million, or 3%, driven by volume increases in clearing, ACH and commercial cards, partially offset by a continued shift to narrower—spread liability products. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.4 billion, up by $171 million, or 8%. Treasury Services firmwide net revenue grew to $1.4 billion, up by $36 million, or 3%.
Noninterest expense was $1.1 billion, up by $99 million, or 9%, from the prior year. The increase was due largely to higher compensation expense related to business and volume growth, as well as investment in new product platforms.

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Highlights Include:
▪	TSS pretax margin(2) was 32%, which was flat from the prior year and up from 27% in the prior quarter.
▪	Average liability balances were $217.5 billion, an increase of 12%.
▪	Assets under custody increased to $15.2 trillion, up 32%.
▪	U.S. dollar ACH transactions originated increased 15%.
▪	New client relationships included:
¡
Chosen by the U.S. General Services Administration for SmartPay®2 charge card services, enabling more than 350 federal agencies and organizations to select JPMorgan Chase as their charge card issuer for expenditures;

¡	Partnered with McKesson Corporation to offer an integrated set of healthcare claim and payment processing solutions; and
¡	Announced several new business mandates within the European pension fund market, including National Pensions Reserve Fund and Pension Insurance Corporation.
▪	Significant transactions included:
¡	Completed the acquisition of the U.S. transfer agency services business of Integrated Investment Services (IIS); and
¡	Completed the acquisition of Xign Corporation, a leading provider of business-to-business on-demand financial settlement solutions.
ASSET MANAGEMENT (AM)

RESULTS FOR AM				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,137	$1,904	$1,620	$233	12%	$517	32%
Provision for Credit Losses	(11)	(9)	(7)	(2)	(22)	(4)	(57)
Noninterest Expense	1,355	1,235	1,081	120	10	274	25
Net Income	$493	$425	$343	$68	16%	$150	44%

Discussion of Results:
Net income was a record $493 million, up by $150 million, or 44%, from the prior year. Results benefited from increased revenue, partially offset by higher compensation expense.
Net revenue was a record $2.1 billion, up by $517 million, or 32%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.8 billion was up by $472 million, or 34%. This increase was due largely to increased assets under management and higher performance and placement fees. Net interest income of $293 million was up by $45 million, or 18%, from the prior year, largely due to higher loan and deposit balances.
Private Bank revenue grew 38%, to $646 million, due to higher asset management and placement fees, and higher loan and deposit balances. Institutional revenue grew 37%, to $617 million, due to net asset inflows and performance fees. Retail revenue grew 35%, to $602 million, primarily due to net asset inflows and market appreciation. Private Client Services revenue grew 6%, to $272 million, due to increased revenue from higher assets under management and higher deposit balances.
Assets under supervision were $1.5 trillion, up 21%, or $259 billion, from the prior year. Assets under management were $1.1 trillion, up 23%, or $211 billion, from the prior year. The

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increase was the result of net asset inflows into the Institutional segment, primarily in liquidity and alternative products; the Retail segment, primarily fixed income and alternative products; the Private Bank segment, primarily in liquidity and alternative products; and from market appreciation. Custody, brokerage, administration and deposit balances were $363 billion, up by $48 billion.
Provision for credit losses was a benefit of $11 million compared with a benefit of $7 million in the prior year.
Noninterest expense of $1.4 billion was up by $274 million, or 25%, from the prior year. The increase was due largely to higher compensation, primarily performance-based, and investments in all business segments.
Highlights Include:
▪	Pretax margin(2) was 37%, up from 34% in the prior year.
▪	Assets under Supervision were $1.5 trillion, up 21%, or $259 billion, from the prior year.
▪	Assets under Management were $1.1 trillion, up 23%, or $211 billion, from the prior year, including growth of 38%, or $33 billion, in alternative assets.
▪	Assets under Management net inflows were $30 billion for the second quarter of 2007, and $101 billion for the prior twelve-month period.
▪	Assets under Management that were ranked in the top two quartiles for investment performance over the past three years were 77%, up from 76% at the end of the prior quarter.
▪	Customer assets in 4- and 5-Star rated funds were 65%, up from 61% at the end of the prior quarter.
▪	Average loans of $28.7 billion were up by $2.9 billion, or 11%, from the prior year.
▪	Average deposits of $56.0 billion were up by $4.4 billion, or 9%, from the prior year.
CORPORATE

Results for Corporate				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,062	$1,268	($65)	($206)	(16)%	$1,127	NM
Provision for Credit Losses	3	3	—	—	—	3	NM
Noninterest Expense	502	354	156	148	42	346	222%
Income (Loss) from Continuing Operations	382	631	(40)	(249)	(39)	422	NM
Income from Discontinued Operations (after-tax) (a)	—	—	56	—	NM	(56)	NM
Net Income	$382	$631	$16	($249)	(39)%	$366	NM

(a) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:(see note (a) above)
Net income was $382 million compared with $16 million in the prior year. Results benefited from higher private equity gains, lower securities losses and improved net interest income,

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partially offset by higher expense. Prior-year results also included net income from discontinued operations of $56 million.
Net revenue was $1.1 billion compared with negative $65 million in the prior year. Private Equity gains were $1.3 billion compared with $549 million in the prior year, benefiting from a higher level of gains and the classification of certain private equity carried interest as compensation expense. Revenue also benefited from a lower amount of securities losses and improved net interest income. Prior-year results also included a gain of $103 million related to the sale of MasterCard shares in its initial public offering.
Noninterest expense was $502 million, up by $346 million from the prior year. The increase was driven by higher net legal costs, reflecting a lower level of recoveries and higher expense. In addition, expense increased due to the classification of certain private equity carried interest as compensation expense. The increase in noninterest expense was offset partially by lower compensation expense and business efficiencies.
Highlights Include:
▪
Private Equity portfolio was $6.5 billion, up from $5.6 billion in the prior year and up from $6.4 billion in the prior quarter. The portfolio represented 8.8% of stockholders’ equity less goodwill, up from 8.3% in the prior year and unchanged from the prior quarter.

JPMORGAN CHASE (JPM)(a)

Results for JPM				1Q07		2Q06
($ millions)	2Q07	1Q07	2Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue(a)	$19,819	$19,741	$15,864	$78	—%	$3,955	25%
Provision for Credit Losses(a)	2,119	1,601	1,054	518	32	1,065	101
Noninterest Expense	11,028	10,628	9,382	400	4	1,646	18
Income from Continuing Operations	4,234	4,787	3,484	(553)	(12)	750	22
Income from Discontinued Operations (after-tax)(b)	—	—	56	—	NM	(56)	NM
Net Income	$4,234	$4,787	$3,540	($553)	(12)%	$694	20%

(a) Presented on a managed basis; see Note 1 (Page 13) for further explanation of managed basis. Net revenue on a GAAP basis was $18,908 million, $18,968 million and $15,086 million for the second quarter of 2007, first quarter of 2007 and second quarter of 2006, respectively.
(b) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:
Net income was $4.2 billion, up by $694 million, or 20%, from the prior year. The increase in earnings was driven by higher net managed revenue, partially offset by increased noninterest expense and higher managed provision for credit losses.
Net managed revenue was $19.8 billion, up by $4.0 billion, or 25%, from the prior year. Noninterest revenue of $12.0 billion was up by $2.9 billion, or 31%, reflecting the following: very strong private equity gains; increased asset management, administration, and commissions revenue; record investment banking fees; a lower level of securities losses; and higher mortgage-related fees. Net interest income was $7.8 billion, up by $1.1 billion, or 16%, due to

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improved trading net interest income; improved net interest income in the Corporate segment; an increase in consumer loans; and the impact of The Bank of New York transaction. This increase was offset partially by a shift to narrower-spread consumer loans.
The managed provision for credit losses was $2.1 billion, up by $1.1 billion, or 101%, from the prior year. The wholesale provision for credit losses was $198 million for the quarter compared with a benefit of $77 million in the prior year, reflecting an increase in the allowance for credit losses related to portfolio activity. Wholesale net recoveries were $29 million in the current quarter compared with net recoveries of $19 million in the prior year, resulting in net recovery rates of 0.07% and 0.05%, respectively. The total consumer managed provision for credit losses was $1.9 billion compared with $1.1 billion in the prior year. The prior year benefited from significantly lower credit card net charge-offs, following the change in bankruptcy legislation in the fourth quarter of 2005 and the release of $90 million of provision related to Hurricane Katrina in Card Services. The increase from the prior year also reflected additions to the allowance for credit losses and higher charge-offs related to the home equity loan portfolio. The firm had total nonperforming assets of $2.6 billion at June 30, 2007, up by $202 million, or 8%, from the prior-year level of $2.4 billion.
Noninterest expense was $11.0 billion, up by $1.6 billion, or 18%, from the prior year. Expense increased due to higher compensation expense, primarily incentive-based, and increased net legal costs, reflecting a lower level of recoveries and higher expense. Expense growth was also driven by acquisitions and investments in all of the businesses. The increase in expense was offset partially by business divestitures and expense efficiencies.
    Highlights Include:
▪	Tier 1 capital ratio was 8.4% at June 30, 2007 (estimated), 8.5% at March 31, 2007, and 8.5% at June 30, 2006.
▪	During the quarter, $1.9 billion of common stock was repurchased, reflecting 36.7 million shares purchased at an average price of $51.13 per share.
▪	Headcount of 179,664 increased by 7,241 since June 30, 2006.

JPMorgan Chase & Co.
News Release
Other financial information
•
Merger savings and cost: For the quarter ended June 30, 2007, approximately $730 million of merger savings have been realized, an annualized rate of $2.9 billion, which is in line with management’s target for the year. Management estimates that annualized savings will be approximately $3.0 billion by the end of 2007. Merger costs of $64 million were expensed during the second quarter of 2007, bringing the total amount of merger costs incurred to $3.6 billion (including capitalized costs) since the beginning of 2004. Management currently expects total merger costs (including costs associated with The Bank of New York transaction) will be approximately $3.8 billion. The remaining merger costs are expected to be incurred by the end of 2007.

Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business’ results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (second quarter of 2007) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.5 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review second-quarter financial results. Investors can call (866) 293-8970 (domestic) / (913) 312-1230 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern Time) on July 18, 2007, through midnight, Tuesday, July 31, 2007 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the access code 5941800. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and in the Annual Report on Form 10-K for the year ended December 31, 2006 (as amended), filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					2Q07 Change				2007 Change
	2Q07		1Q07	2Q06	1Q07	2Q06	2007	2006	2006
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$18,908		$18,968	$15,086	—%	25%	$37,876	$30,261	25%
Provision for Credit Losses	1,529		1,008	493	52	210	2,537	1,324	92
Total Noninterest Expense	11,028		10,628	9,382	4	18	21,656	19,162	13
Income from Continuing Operations (after-tax)	4,234		4,787	3,484	(12)	22	9,021	6,511	39
Income from Discontinued Operations (after-tax) (a)	—		—	56	—	NM	—	110	NM
Net Income	4,234		4,787	3,540	(12)	20	9,021	6,621	36

PER COMMON SHARE:
Basic Earnings
Income from Continuing Operations	$1.24		$1.38	$1.00	(10)	24	$2.63	$1.87	41
Net Income	1.24		1.38	1.02	(10)	22	2.63	1.91	38
Diluted Earnings
Income from Continuing Operations	$1.20		$1.34	$0.98	(10)	22	$2.55	$1.82	40
Net Income	1.20		1.34	0.99	(10)	21	2.55	1.85	38
Cash Dividends Declared	0.38		0.34	0.34	12	12	0.72	0.68	6
Book Value	35.08		34.45	31.89	2	10	35.08	31.89	10
Closing Share Price	48.45		48.38	42.00	—	15	48.45	42.00	15
Market Capitalization	164,659		165,280	145,764	—	13	164,659	145,764	13

COMMON SHARES OUTSTANDING:
Weighted-Average Diluted Shares Outstanding	3,521.6		3,559.5	3,572.2	(1)	(1)	3,540.5	3,571.5	(1)
Common Shares Outstanding at Period-end	3,398.5		3,416.3	3,470.6	(1)	(2)	3,398.5	3,470.6	(2)

FINANCIAL RATIOS: (b)
Income from Continuing Operations:
Return on Common Equity (“ROE”)	14%		17%	13%			16%	12%
Return on Equity-Goodwill (“ROE-GW”) (c)	23		27	21			25	20
Return on Assets (“ROA”) (d)	1.19		1.41	1.05			1.29	1.03
Net Income:
ROE	14		17	13			16	12
ROE-GW (c)	23		27	22			25	21
ROA (e)	1.19		1.41	1.06			1.29	1.03

CAPITAL RATIOS:
Tier 1 Capital Ratio	8.4	(g)	8.5	8.5
Total Capital Ratio	12.0	(g)	11.8	12.0

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,458,042		$1,408,918	$1,328,001	3	10	$1,458,042	$1,328,001	10
Wholesale Loans	181,968		168,194	178,215	8	2	181,968	178,215	2
Consumer Loans	283,069		281,571	276,889	1	2	283,069	276,889	2
Deposits	651,370		626,428	593,716	4	10	651,370	593,716	10
Common Stockholders’ Equity	119,211		117,704	110,684	1	8	119,211	110,684	8

Headcount	179,664		176,314	172,423	2	4	179,664	172,423	4

LINE OF BUSINESS EARNINGS
Investment Bank	$1,179		$1,540	$839	(23)	41	$2,719	$1,689	61
Retail Financial Services	785		859	868	(9)	(10)	1,644	1,749	(6)
Card Services	759		765	875	(1)	(13)	1,524	1,776	(14)
Commercial Banking	284		304	283	(7)	—	588	523	12
Treasury & Securities Services	352		263	316	34	11	615	578	6
Asset Management	493		425	343	16	44	918	656	40
Corporate (f)	382		631	16	(39)	NM	1,013	(350)	NM

Net Income	$4,234		$4,787	$3,540	(12)	20	$9,021	$6,621	36

(a)
On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses for the consumer, business banking and middle-market banking businesses of The Bank of New York. The results of operations of these corporate trust businesses were reported as discontinued operations for each 2006 period.

(b)	Based upon annualized amounts.

(c)
Income from continuing operations and Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(d)	Income from continuing operations divided by Total average assets less average Assets of discontinued operations held-for-sale.

(e)	Net income divided by Total average assets.

(f)	Included the after-tax impact of discontinued operations, recoveries related to material litigation actions, tax audit benefits and Merger costs.

(g)	Estimated.